Exhibit 99.1

Earle M. Jorgensen	10650 Alameda Street
Company	Lynwood, CA 90262

Tel: 323-567-1122

News Release

For Immediate Release

EMJ REPORTS STRONG SECOND QUARTER
FISCAL 2005 RESULTS

LYNWOOD, California  – October 29, 2004 – Earle M. Jorgensen Company (“EMJ”) today reported strong results for the Company’s second fiscal quarter and first six months ended September 29, 2004.

Revenues increased 68.4% to $389.3 million and operating income increased 240.7% to $47.7 million for the second quarter of fiscal 2005, when compared to $231.2 million and $14.0 million, respectively, for the same period in fiscal 2004. The Company’s tonnage shipped increased approximately 28.2% from the prior year quarter.  Net income for the second quarter of fiscal 2005 was $26.7 million versus $1.3 million for the same period in fiscal 2004. The fiscal 2005 second quarter financial results include a charge to inventory to record results on a last in first out basis (LIFO) of $13.0 million.

For the first six months of fiscal 2005 revenues increased 59.9% to $750.9 million when, compared to $469.5 million for the same period in fiscal 2004. Operating income increased 189.4% to $87.4 million for fiscal 2005 compared to $30.2 million in the same period in fiscal 2004. Tonnage shipped for the first six months of fiscal 2005 increased by approximately 27.9% from the same period in fiscal 2004. Net income for the six months ended September 29, 2004 was $48.6 million compared to $4.0 million for the same period in fiscal 2004. The fiscal 2005 year-to-date financial results include a LIFO charge of $24.4 million.

Maurice S. Nelson, Jr., EMJ’s President and Chief Executive Officer stated, “We are very pleased with our strong second quarter results, which followed an exceptional first quarter. We continue to experience price increases from our raw material suppliers and have managed to adjust our prices as these increases occur. Gross margins for the second quarter fiscal 2005 were 28.4%, compared to 27.8% for the second quarter of fiscal 2004 and 29.2% in the first quarter of fiscal 2005. Our net margin of 6.9% for the quarter and 6.5% for the first six months are the best in the company’s history and demonstrate that the company has both grown its revenues and effectively managed its expenses during the industry rebound.”

“The growth we experienced in the second quarter is unusual in that historically the second quarter is seasonally slow due to customers' summer shut downs.”

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“During the quarter we completed the relocation to a replacement facility in Houston, Texas. Additionally, the new branch in Birmingham, Alabama and the satellite facility in North Bay, Ontario became operational during the quarter, along with the expansion of our Wrightsville, Pennsylvania facility.”

EMJ is one of the largest distributors of metal products in North America with 36 service and processing centers. EMJ inventories more than 25,000 different bar, tubing, plate, and various other metal products, specializing in cold finished carbon and alloy bars, mechanical tubing, stainless bars and shapes, aluminum bars, shapes and tubes, and hot-rolled carbon and alloy bars.

The Company has scheduled a conference call with industry analysts and other interested persons to discuss its second quarter results.  The call will take place on November 1, 2004 at 8:00 a.m. (Pacific).  The dial-in phone number for those interested in participating on the call is 877-284-5014.  This press release can also be found on the Company’s Internet website at www.emjmetals.com/emjonline/pr.asp.

Any forward-looking statements, as defined by the Private Securities Litigation Reform Act of 1995, contained in this press release are subject to risks, uncertainties and other factors over which we have no control, such as the cyclicality of the metals industry and the industries that purchase our products, fluctuations in metals prices, risks associated with the implementation of new technology, general economic conditions, competition in the metals service center industry and our “on-time or free” delivery guarantee. Actual events or results may differ materially from expectations due to these risks, uncertainties and other factors. These factors and additional information are included in the Company’s filings with the Securities and Exchange Commission.  In particular, we refer you to the “Risk Factors” section in our Registration Statement on Form S-1 filed on October 1, 2004.

Earle M. Jorgensen Company

Financial Highlights

(in $000’s)

(unaudited)

	Three Months Ended:		Six Months Ended:
	September 29, 2004	September 29, 2003	September 29, 2004	September 29, 2003
Statement of Operations and Other Data:
Revenues	$389,271	$231,216	$750,906	$469,516
Gross Profit	110,543	64,240	216,103	131,102
Warehouse and delivery expense	38,015	32,302	76,088	64,826
Selling expense	11,920	8,215	25,310	16,632
General and administrative expense	12,915	9,732	27,346	19,412
Operating expenses	62,850	50,249	128,744	100,870
Operating income	47,693	13,991	87,359	30,232
Net interest expense	13,321	12,583	26,433	25,210
Income before income taxes	34,372	1,408	60,926	5,022
Net income	26,690	1,250	48,647	4,045
Capital expenditures	7,489	2,394	14,668	4,293
EBITDA (a)	50,579	16,836	93,096	35,877

Reconciliation of EBITDA:
Net income	$26,690	$1,250	$48,647	$4,045
Depreciation and amortization	2,886	2,845	5,737	5,645
Net interest expense	13,321	12,583	26,433	25,210
Provision for income taxes	7,682	158	12,279	977
EBITDA	$50,579	$16,836	$93,096	$35,877

(a)   “EBITDA” represents net income before net interest expense, provision for income taxes and depreciation and amortization. Consistent with Item 10(e) of Regulation S-K, our EBITDA has not been adjusted to exclude any other non-cash charges (credits) or liabilities, such as LIFO adjustments of $13,030, none, $24,405 and none and accruals for postretirement benefits aggregating $213, $188,  $401 and $375 for the three months and six-months ended September 29, 2004 and September 29, 2003, respectively. We believe EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties in the evaluation of company performance in our industry. Our management believes that EBITDA is useful in evaluating our operating performance between periods and compared to that of our competitors because the calculation of EBITDA generally eliminates the effects of financing and income taxes and the accounting effects of capital spending and acquisitions, which items may vary between periods and for different companies for reasons unrelated to overall operating performance. As a result, our management uses EBITDA as a significant component when measuring our performance in connection with determining incentive compensation. EBITDA is not a recognized measure of operating income, financial performance or liquidity under U.S. generally accepted accounting principles. The items excluded from EBITDA are significant components in understanding and assessing financial performance. Therefore, while providing useful information, our EBITDA should not be considered in isolation or as a substitute for consolidated statement of operations and cash flows data prepared in accordance with U.S. generally accepted accounting principles and should not be construed as an indication of a company’s operating performance or as a measure of liquidity. In addition, it should be noted that companies calculate EBITDA differently and, therefore, EBITDA as presented for us may not be comparable to EBITDA reported by other companies.

	September 29, 2004	September 29, 2003
Balance Sheet Data:
Cash and cash equivalents	$11,557	$13,389
Accounts receivable, net	179,893	104,584
Inventory	285,878	223,606
Net property, plant and equipment	121,201	111,612
Total assets	661,253	512,028
Accounts payable	178,438	117,717
Accrued liabilities	77,908	54,995
Revolving credit facility	91,952	80,151
Other long-term debt (including current portion)	257,473	258,540
Total stockholders’ equity (deficit)	11,638	(42,599)

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Contact:	William S. Johnson, EMJ
323-923-6124 or fax 323-567-1034